Exhibit 10.1

TERMINATION AND FEE AGREEMENT

This TERMINATION AND FEE AGREEMENT (this “Agreement”), dated as of June 9, 2022, is entered into by and between Silver Spike Acquisition Corp II, an exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Silver Spike Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of SPAC (“Merger Sub 1”), Eleusis Inc., a Delaware corporation (“Holdco”), Eclipse Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Holdco (“Merger Sub 2”), and Eleusis Holdings Limited, a company incorporated under the laws of England and Wales with company number 10809365 (the “Company”) (each, a “Party”, and collectively, the “Parties”).

WHEREAS, on January 20, 2022, the Parties entered into a Business Combination Agreement and Plan of Merger (the “BCA”), pursuant to which, among other things, SPAC would merge with and into Merger Sub 1, with Merger Sub 1 surviving such merger and continuing as a Delaware corporation (“SPAC Successor”), and Merger Sub 2 would merge with and into SPAC Successor, with SPAC Successor surviving such merger as a direct, wholly owned subsidiary of Holdco;

WHEREAS, pursuant to Section 12.1(a) of the BCA, the BCA may be terminated by the written consent of the Company and SPAC; and

WHEREAS, the Parties desire to execute this Agreement in order to mutually terminate the BCA, effective as of the date hereof (the “Termination Date”), pursuant to Section 12.1(a) of the BCA.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the Parties hereby agree as follows:

Article I
Definitions

Section 1.1          Definitions. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the BCA. For purposes of this Agreement:

(a)          “Business Combination” means the occurrence, in a single transaction or as a result of a series of related transactions, of an “initial business combination”, as that term is defined in the final prospectus filed by SPAC in connection with its initial public offering.

(b)          “Company Securities” means, collectively, the Company Shares, the Company Options, the Company Convertible Notes and any other options, warrants or rights to subscribe for or purchase any shares in the capital of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares in the capital of the Company.

(c)          “Equity Securities” means, with respect to any Person, any share of capital stock of, or other equity interest in, such Person, any subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for any share of capital stock of, or other equity interest in, such Person, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests, of such Person or the value of which is determined by reference to shares or other equity interests of such Person, or any voting trusts, proxies or agreements of any kind which may obligate such Person to issue, purchase, register for sale, redeem or otherwise acquire any shares or other equity interests of such Person.

(d)          “Fair Market Value” means, with respect to any Company Securities or other property, the fair market value of such Company Security or other property as determined by the members of the Company Board, acting in good faith.

(e)          “Financing Transaction” means a transaction or series of related transactions in which Company Securities are issued and sold for capital raising purposes or indebtedness for borrowed money is incurred by the Company.

(f)          “Fully Diluted Shares Outstanding” means, at the relevant time, the sum (without duplication) of (A) the aggregate number of Company Ordinary Shares outstanding (excluding, for avoidance of doubt, Company Ordinary Shares held by the Company as treasury shares, if any), plus (B) the aggregate number of Company Shares issuable upon the exercise, exchange or conversion, as applicable, of all securities, rights and other debt or equity interests that are outstanding that are directly or indirectly convertible into, or exercisable or exchangeable for, Company Shares (including, for the avoidance of doubt, the aggregate number of Company Ordinary Shares issuable upon the exercise, exchange or conversion of Company Convertible Notes).

(g)          “Specified Person” means the counterparty listed on Schedule A or any of its Affiliates.

(h)          “Specified Transaction” means, whether in one or a series of transactions, (A) any merger, consolidation or other business combination in which the Company and a Specified Person are constituent parties or pursuant to which the business of the Company is combined, directly or indirectly, with that of a Specified Person, (B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any Subsidiary of the Company of all or a portion of the assets of the Company and its Subsidiaries taken as a whole to a Specified Person, or (C) the sale, transfer or other disposition (x) by Company Shareholders, in a single transaction or series of related transactions, of any Company Securities to a Specified Person that results in the Specified Person acquiring or holding Company Shares representing a majority of the outstanding voting power of the Company or (y) by the Specified Person or holders of Equity Securities of a Specified Person, in a single transaction or series of related transactions, that results in the Company Shareholders acquiring or holding Equity Interests of a Specified Person representing a majority of the outstanding voting power of a Specified Person; provided, that the “Specified Transaction” does not include any Financing Transaction.

Article II
Termination of the BCA

Section 2.1          Termination; Effect of Termination on the BCA. The BCA is hereby terminated, effective as of the Termination Date (the “BCA Termination”) in accordance with Section 12.1(a) of the BCA. Notwithstanding anything to the contrary in Section 12.2 of the BCA or any other provisions of the BCA, none of the provisions of the BCA shall be of any further force or effect as of the termination of the BCA pursuant to this Agreement, including provisions of the BCA which by their terms would otherwise have survived the termination of the BCA. The Parties hereto acknowledge that, by virtue of the BCA Termination, all of the Ancillary Agreements other than the Confidentiality Agreement shall also terminate in accordance with their terms on the Termination Date, including provisions thereof that by their terms would otherwise have survived such termination.

Section 2.2          Survival of Confidentiality. Notwithstanding anything contained in this Agreement to the contrary, (a) the provisions of that certain Confidentiality Agreement, dated as of April 6, 2021 (the “Confidentiality Agreement”), entered into between SPAC and the Company, shall survive and remain in full force and effect in accordance with the terms of the Confidentiality Agreement, and (b) all information obtained in connection with the BCA shall be kept confidential in accordance with the Confidentiality Agreement.

Article III
Fees

Section 3.1          Payment.

(a)          As a reimbursement of certain expenses incurred by SPAC in connection with the BCA, and in consideration of the representations, warranties, covenants and agreements contained herein, if on or before a Wind-Up Event, the Company (x) consummates a Specified Transaction or (y) announces a Specified Transaction that is subsequently consummated, the Company shall issue and deliver to SPAC, no later than five (5) Business Days following the consummation of such Specified Transaction:

(i)          such number of Company Ordinary Shares equal to two percent (2%) of the Fully Diluted Shares Outstanding as of immediately prior to the consummation of such Specified Transaction (the “Share Consideration”); and

(i)          a warrant (the “Warrant”), on mutually agreeable market terms to be negotiated in good faith, to acquire a number of Company Ordinary Shares in an amount equal to 1.5% of the Fully Diluted Shares Outstanding as of immediately prior to the consummation of such Specified Transaction (the “Warrant Shares”, and each, a “Warrant Share”) (together with the Share Consideration, the “Consideration”); provided that the exercise price per Warrant Share (the “Warrant Exercise Price”) shall be equal to the Fair Market Value of a Company Ordinary Share included in the Fully Diluted Shares Outstanding that is implied by the valuation of the Company under the terms of the definitive documentation for the Specified Transaction (or, if the definitive documentation for the Specified Transaction does not imply a value per Company Ordinary Share, the value per Company Ordinary Share that formed the basis for the exchange ratio set forth in such definitive documentation), assuming for such purpose any and all milestones or royalty payments under the Specified Transaction are achieved and any other contingent consideration payable in respect of the Company’s Equity Securities thereunder, occur, are reached or obtained or are otherwise satisfied, in each case to the extent such milestones, royalty payments or other contingent consideration are not determined for the purpose of manipulating the Warrant Exercise Price; provided, however, that if the Specified Transaction results in the Company Ordinary Shares being exchanged for, or converted into, any Equity Securities of a successor entity resulting from the Specified Transaction, then the Warrant shall consist of a warrant to acquire the Equity Securities of the successor entity that the Warrant Shares would convert into, or be exchanged for, in the Specified Transaction.

(b)          In the event that the completion of the Specified Transaction occurs prior to the occurrence of the earlier to occur of (i) the completion of the redemption of all outstanding SPAC Class A Ordinary Shares in accordance with Article 49.6 of the SPAC Articles of Association such that no SPAC Class A Ordinary Shares remain outstanding (the “Wind-Up Event”), and (ii) the closing of a Business Combination by the SPAC, the Company shall cause the Consideration to be deposited with a third-party paying or escrow agent for payment to the SPAC in accordance with Section 3.1(a) upon the earlier to occur of (x) a Wind-Up Event, and (y) the closing of a Business Combination by the SPAC.

(c)          The Company shall provide SPAC with at least five (5) Business Days’ prior written notice of the anticipated consummation of a Specified Transaction, and shall provide SPAC with all reasonably requested information related thereto.

Article IV
Representations and Warranties

Section 4.1          Representations and Warranties. Each of the Parties represents and warrants to the other Parties that:

(a)          it has duly executed and delivered this Agreement and is fully authorized to enter into and perform this Agreement and every term hereof and no further consents or approvals are required;

(b)          it has been represented by legal counsel in the negotiation and joint preparation of this Agreement, and has received advise from legal counsel in connection with this Agreement and is fully aware of this Agreement’s provisions and legal effect;

(c)          it has not, nor has any of its affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors or heirs, heretofore assigned, or transferred, or purported to assign or transfer, to any Person any claim or cause of action released pursuant to Section 5.1 or Section 5.2, as applicable, and there are no liens of claims of lien, or assignments in law or equity or otherwise, of or against any claim or cause of action released pursuant to Section 5.1 or Section 5.2, as applicable;

(d)          it enters into this Agreement freely, without coercion, and based on its own judgment and not in reliance upon and representations or promises made by the other Parties, apart from those set forth in this Agreement; and

(e)          it has the authority, and has obtained all necessary approvals, including but not limited to approval of such Party’s Board of Directors, as necessary, to enter into this Agreement and all the undertakings, covenants, representations, warranties and other obligations and provisions contained herein.

Article V
Release

Section 5.1          Release by SPAC. SPAC, for itself, and on behalf of its affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge the Company, Holdco and Merger Sub 2 and their respective affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Ancillary Agreements or the transactions contemplated by the BCA, provided, however, that if a Person or entity that is not a party to the BCA or this Agreement (other than any affiliate of SPAC) makes a claim of any sort against SPAC or both SPAC and the Company, this Agreement does not (i) bar SPAC from seeking indemnity or contribution from the Company, or (ii) bar the Company from opposing any claim by SPAC for indemnity or contribution.

Section 5.2          Release by Company. The Company, for itself, and on behalf of its affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge SPAC, Merger Sub 1 and their respective affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Ancillary Agreements or the transactions contemplated by the BCA, provided, however, that if a Person or entity that is not a party to the BCA or this Agreement (other than any affiliate of the Company) makes a claim of any sort against the Company or both SPAC and the Company, this Agreement does not (i) bar the Company from seeking indemnity or contribution from SPAC, or (ii) bar SPAC from opposing any claim by the Company for indemnity or contribution.

Section 5.3          California Civil Code §1542. Each of the Parties hereby expressly waives to the fullest extent permitted by law the provisions, rights and benefits of California Civil Code §1542 (or any similar Law of any jurisdiction), which provides:

A general release does not does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Each Party acknowledges that it may hereafter discover facts in addition to or different from those that such Party now knows or believes to be true with respect to the subject of this Section 5.3.

Article VI
General Provisions

Section 6.1          Press Release; Required Disclosure. Upon the BCA Termination, the Parties shall issue a press release with respect to such termination in a form that is mutually agreed upon by the Parties. Thereafter, none of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or such termination, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by SPAC or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each Party and its Affiliates may make announcements and may provide information regarding this Agreement and such termination to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other Party. The Parties acknowledge and agree that, following the earlier of the Termination Date or the execution of this Agreement by SPAC (the “Applicable Date”), SPAC may issue a Current Report on Form 8-K reporting the execution of this Agreement in the form, contents and timing mutually agreed to by SPAC and the Company prior to the execution of this Agreement; provided that in no event shall the Current Report on Form 8-K be issued later than four (4) Business Days after the Applicable Date.

Section 6.2          Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any document ancillary hereto (including any of the closing deliverables contemplated hereby) by email, scanned pages or other electronic imaging (including “pdf,” “tif,” “jpg,” DocuSign, AdobeSign or other similar electronic transmission) shall be effective as delivery of a manually executed counterparty to this Agreement or any such ancillary document.

Section 6.3          Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx or another nationally recognized overnight delivery service or (iv) when delivered by email (unless an “undeliverable” or similar message is received with respect to each email address provided in or pursuant to this Section 13.3 for the applicable Party) (provided that any such notice or other communication delivered in the manner described in any of the preceding clauses (i), (ii) and (iii) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clauses (i), (ii) or (iii), as applicable), in each case, addressed as follows:

(a)          if to SPAC or Merger Sub 1, to:

Silver Spike Acquisition Corp. II
660 Madison Avenue
New York, NY 10065
Attn: Greg Gentile
Email: notices@silverspikecap.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: William J. Chudd; Lee Hochbaum
Email: william.chudd@davispolk.com; lee.hochbaum@davispolk.com

(b)          if to the Company, Holdco or Merger Sub 2, to:

c/o Eleusis Holdings Limited
99 Wall Street #2205
New York, NY 10005
Attn: Shlomi Raz; Paul Slattery
Email: shlomi.raz@eleusisltd.com; paul.slattery@eleusisltd.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attn: Joshua M. Dubofsky; Haim Zaltzman
Email: josh.dubofsky@lw.com; haim.zaltzman@lw.com

or to such other address(es) or email address(es) as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 6.4          Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, except to the extent mandatorily governed by (x) the Laws of the Cayman Islands, or (y) the Laws of England and Wales.

Section 6.5          Jurisdiction; Waiver of Jury Trial.

(a)          To the fullest extent permitted by applicable Law, any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any matter permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 6.5.

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.6          Integration; Assignment; Binding Effect. This Agreement (together with the surviving portions of the BCA, as set forth in Section 12.2 of the BCA) constitutes the entire agreement among the Parties with respect to their rights and obligations upon and after the termination of the BCA and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to this subject matter. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of SPAC and the Company. Any attempted assignment of this Agreement not in accordance with the terms of this Section 6.6 shall be void.

Section 6.7          Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.8          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 6.9          Construction; Interpretation. The term “this Agreement” means this Termination and Fee Agreement together with the Schedule hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules of this Agreement; and (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first written above.

SILVER SPIKE ACQUISITION CORP II

By:	/s/ Gregory Gentile
Gregory Gentile
Chief Financial Officer

SILVER SPIKE MERGER SUB II, INC.

By:	/s/ Gregory Gentile
Gregory Gentile
Director

Termination and Fee Agreement

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first written above.

ELEUSIS INC.

By:	/s/ Paul Slattery
Paul Slattery
President

ECLIPSE MERGER SUB, INC.

By:	/s/ Paul Slattery
Paul Slattery
President

ELEUSIS HOLDINGS LIMITED

By:	/s/ Shlomi Raz
Shlomi Raz
Chief Executive Officer

Termination and Fee Agreement